AMENDED AND RESTATED SUBCONTRACT FOR

FUND ADMINISTRATIVE SERVICES

                        This Subcontract, dated as of February 28, 2012, is between Franklin Advisers, Inc., a California corporation (the “Investment Manager”), and Franklin Templeton Services, LLC (“Administrator”) and amends and restates the prior Subcontract for Fund Administrative Services between the parties dated as of March 1, 2008.

                        In consideration of the mutual agreements herein made, the parties hereby agree as follows:

            Section 1.         Prime Contract.            This Subcontract is made in order to assist the Investment Manager in fulfilling certain of the Investment Manager’s obligations under each investment management and investment advisory agreement (“IM Agreement”) between the Investment Manager and each Trust listed on Exhibit A hereto (the “Trust”), for itself or on behalf of each of its series listed on Exhibit A (each, a “Fund”).

            Section 2.         Appointment.                The Investment Manager hereby appoints the Administrator to provide or procure, as applicable, for each Fund the administrative and other services described in Section 3 of this Subcontract for the period and on the terms set forth in this Subcontract, as may be supplemented from time to time.  The Administrator accepts such appointment and agrees during such period to render or procure, as applicable, the services herein set forth for the compensation provided in Section 6 below.

            Section 3.         Services.          The Administrator agrees, during the term of this Subcontract, to provide or procure, as applicable, at its own expense (unless otherwise agreed to by the parties), the following services to each Fund to the extent that any such services are not otherwise provided by the Investment Manager (including any subadviser) or any other service provider to the Fund:

                        (a)        providing office space, telephone, office equipment and supplies for the Fund necessary or appropriate for the effective administration of the Fund as contemplated in this Subcontract;

                        (b)        providing trading desk facilities for the Fund, unless these facilities are provided by the Investment Manager or any subadviser to the Fund;

                        (c)        authorizing expenditures and approving bills for payment on behalf of the Fund;

                        (d)        supervising preparation of periodic reports to Fund shareholders, notices of dividends, capital gains distributions and tax credits; and attending to routine correspondence and other communications with individual Fund shareholders when asked to do so by the Fund’s shareholder servicing agent or other agents of the Fund;

FAV Amended and Restated Subcontract for Fund Admin Services

                        (e)        coordinating and supervising the daily pricing and valuation of the Fund’s investment portfolio, including collecting quotations from pricing services engaged by the Fund, in accordance with the policies and procedures adopted from time to time by the Fund;

                        (f) providing fund accounting services, including preparing and supervising publication of daily net asset value quotations and other financial data;

                        (g)        monitoring and coordinating, where appropriate, relationships with organizations serving the Fund, including custodians, public accounting firms, law firms, printers, pricing services and other unaffiliated service providers;

                        (h)        supervising the Fund’s compliance with recordkeeping requirements under the federal securities laws, including the Investment Company Act of 1940, as amended (“1940 Act”), and the rules and regulations thereunder, supervising compliance with recordkeeping requirements imposed by state or foreign laws or regulations, and maintaining books and records for the Fund;

                        (i)         preparing and filing of domestic and foreign tax reports, including the Fund’s income tax returns, and monitoring the Fund’s compliance with subchapter M of the Internal Revenue Code, and all other applicable tax laws and regulations, including additional testing, monitoring and reporting in connection with Section 817(h) of the Code;

                        (j)         establishing, maintaining and monitoring the Fund’s compliance program with respect to: the 1940 Act and other federal securities laws, and rules and regulations thereunder; state and foreign laws and regulations applicable to the operation of investment companies; the Fund’s investment goals, policies and restrictions; and the Code of Ethics and other policies adopted by the Trust’s Board of Trustees (“Board”) or by the Investment Manager or any subadviser to the Fund and applicable to the Fund;

                        (k)        preparing regulatory reports, including without limitation, N-SARs, N-CSRs, N-PXs, N-Qs, proxy statements, information statements, and U.S. and foreign ownership reports;

                        (l)         preparing and arranging for the filing of such registration statements and other documents with the U.S. Securities and Exchange Commission and other federal, state and foreign or other regulatory authorities as may be required to (i) register or otherwise qualify the shares of the Fund for sale and maintain any such registration or qualification; (ii) amend or otherwise update the Fund’s disclosures as required by applicable Federal securities laws and the rules and regulations of any applicable regulatory agency or stock exchange; (iii) qualify the Fund to do business; (iv) maintain the Fund’s corporate existence; and (v) deliver or otherwise make available customized reports and prospectuses for use by insurance companies with which the Trust has a participation agreement, and as otherwise required by applicable law;

                        (m)       maintaining a review and certification program and internal controls and procedures in accordance with the relevant provisions of the Sarbanes Oxley Act of 2002 as applicable to registered investment companies; and

FAV Amended and Restated Subcontract for Fund Admin Services

                        (n)        providing executive, clerical, secretarial and other personnel needed to carry out the above responsibilities.

Nothing in this Subcontract shall obligate the Administrator to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Fund to perform services on behalf of the Fund.

            Section 4.         Delegation of Services.  The Administrator may, at its expense, delegate to one or more entities some or all of the services for the Fund for which the Administrator is responsible under this Subcontract.  The Administrator will be responsible for the compensation, if any, of any such entities for such services to the Fund, unless otherwise agreed to by the parties or with the Fund.  Notwithstanding any delegation pursuant to this paragraph, the Administrator will continue to have responsibility and liability for all such services provided to the Fund under this Subcontract.

            Section 5.         Performance of Services in Accordance with Regulatory Requirements; Furnishing of Books and Records.  In performing the services set forth in Section 3 of this Subcontract, the Administrator:

                        (a)        shall conform with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Fund’s Board, and with the provisions of the Fund’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

                        (b)        will make available to the Fund, promptly upon request, any of the Fund’s books and records as are maintained under this Subcontract, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Subcontract that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

            Section 6.         Fees.    The Investment Manager agrees to pay to the Administrator as compensation for such services a monthly fee equal on an annual basis to 0.15% of the first $200 million of the average daily net assets of each Fund during the month preceding each payment, reduced as follows: on such net assets in excess of $200 million up to $700 million, a monthly fee equal on an annual basis to 0.135%; on such net assets in excess of $700 million up to $1.2 billion, a monthly fee equal on an annual basis to 0.1%; and on such net assets in excess of $1.2 billion, a monthly fee equal on an annual basis to 0.075%.

From time to time, the Administrator may waive all or a portion of its fees provided for hereunder.  The Administrator shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Fund’s expenses, as if such waiver or limitation were fully set forth herein.

FAV Amended and Restated Subcontract for Fund Admin Services

            Section 7.         Term.   Unless otherwise terminated, this Subcontract shall remain in full force and effect for two years after its execution and thereafter from year to year so long as such continuance is approved at least annually by the Board of the Fund, including by a vote of a majority of the Trustees of the Fund who are not parties to this Subcontract or “interested persons,” as defined in the 1940 Act, of such party (other than as Trustees of the Fund).

            Section 8.         Termination.     This Subcontract will terminate as to any Fund immediately upon the termination of the IM Agreement applicable to that Fund and, in addition, may be terminated by either party at any time on sixty (60) days’ written notice without payment of penalty.

            Section 9.         Standard of Care.         In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or of reckless disregard of its duties and obligations hereunder, the Administrator shall not be subject to any liability for any act or omission in the course of, or connected with, rendering services hereunder.

            Section 10.       Severability.  If any provision of this Subcontract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Subcontract shall not be affected thereby.

            Section 11.       Governing Law.  This Subcontract shall be governed by and construed in accordance with the laws of the State of California.

                        IN WITNESS WHEREOF, the parties hereto have caused this Subcontract to be duly executed by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By:  /s/ Edward B. Jamieson

            Edward B. Jamieson

Title:     President & Chief Investment Officer

FRANKLIN TEMPLETON SERVICES, LLC

By:  /s/ Alok Sethi

            Alok Sethi

Title:     President

FAV Amended and Restated Subcontract for Fund Admin Services

EXHIBIT A

AMENDED AND RESTATED SUBCONTRACT

FOR FUND ADMINISTRATIVE SERVICES

between

FRANKLIN ADVISERS, INC.

and

FRANKLIN TEMPLETON SERVICES, LLC

INVESTMENT COMPANY	SERIES---(if applicable)

Franklin California Tax-Free Income Fund
Franklin California Tax-Free Trust	Franklin California Insured Tax-Free Income Fund Franklin California Tax-Exempt Money Fund Franklin California Intermediate-Term Tax-Free Income Fund
Franklin Custodian Funds	Franklin DynaTech Fund Franklin Growth Fund Franklin Income Fund Franklin U.S. Government Securities Fund Franklin Utilities Fund
Franklin Federal Tax- Free Income Fund
Franklin Gold and Precious Metals Fund
Franklin High Income Trust	Franklin High Income Fund
Franklin Investors Securities Trust	Franklin Convertible Securities Fund Franklin Equity Income Fund Franklin Limited Maturity U.S. Gov. Securities Fund
Franklin Municipal Securities Trust	Franklin California High Yield Municipal Fund Franklin Tennessee Municipal Bond Fund
Franklin New York Tax-Free Income Fund
Franklin New York Tax-Free Trust	Franklin New York Intermediate-Term Tax-Free Income Fund

FAV Amended and Restated Subcontract for Fund Admin Services

INVESTMENT COMPANY	SERIES---(if applicable)

Franklin Strategic Mortgage Portfolio
Franklin Strategic Series	Franklin Flex Cap Growth Fund Franklin Natural Resources Fund Franklin Small-Mid Cap Growth Fund Franklin Strategic Income Fund
Franklin Tax-Exempt Money Fund
Franklin Tax-Free Trust

Franklin Alabama Tax-Free Income Fund

Franklin Arizona Tax-Free Income Fund

Franklin Colorado Tax-Free Income Fund

Franklin Connecticut Tax-Free Income Fund

Franklin Double Tax-Free Income Fund

Franklin Federal Intermediate-Term Tax-Free

Income Fund

Franklin Florida Tax-Free Income Fund

Franklin Georgia Tax-Free Income Fund

Franklin High Yield Tax-Free Income Fund

Franklin Insured Tax-Free Income Fund

Franklin Kentucky Tax-Free Income Fund

Franklin Louisiana Tax-Free Income Fund

Franklin Maryland Tax-Free Income Fund

Franklin Massachusetts Insured Tax-Free Income Fund

Franklin Michigan Insured Tax-Free Income Fund

Franklin Minnesota Insured Tax-Free Income Fund

Franklin Missouri Tax-Free Income Fund

Franklin New Jersey Tax-Free Income Fund

Franklin North Carolina Tax-Free Income Fund

Franklin Ohio Insured Tax-Free Income Fund

Franklin Oregon Tax-Free Income Fund

Franklin Pennsylvania Tax-Free Income Fund Franklin Virginia Tax-Free Income Fund
Franklin Templeton Global Trust	Franklin Templeton Hard Currency Fund
CLOSED END FUNDS:
Franklin Universal Trust